FOR IMMEDIATE RELEASE

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2005
– 2005 Revenue up 3.5% to $275.8 Million –
– 2005 Operating Income of $22.7 Million, Up from $13.0 Million in 2004 –
– Net Free Cash Flow Generated in 2005 Doubles to $12.8 Million –
– Movie Revenue per Room Up 1.8% from Q4 2004 –
______________________________________________________
     SIOUX FALLS, SD, February 9, 2006 – LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported 2005 revenue of $275.8 million, a 3.5% increase compared to 2004, and its 49th consecutive increase of comparative quarterly revenue. Revenue for the quarter increased 4.4% to $67.5 million as compared to $64.7 million for the fourth quarter of 2004 as total monthly Guest Pay and movie revenue per room increased 2.0% and 1.8%, respectively. For the full year 2005, operating income increased to $22.7 million compared to $13.0 million in 2004. Net loss for 2005 was $(7.0) million, or $(0.39) per share, versus net loss of $(20.8) million, or $(1.36) per share, in 2004. LodgeNet also reported $12.8 million in net free cash flow (defined as cash provided by operating activities less cash used for investing activities, including growth-related capital) for the entire year of 2005 as compared to $6.3 million in 2004.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended December 31,
	2005	2004
Total revenue	$67,522	$64,679
Operating income	4,887	2,289
Net income (loss)	(2,285)	(6,077)
Net income (loss) per common share	$(0.13)	$(0.34)

Adjusted Operating Cash Flow (1)	$21,441	$21,072
Average shares outstanding	18,101,996	17,623,183

	Twelve Months Ended December 31,
	2005	2004
Total revenue	$275,771	$266,441
Operating income	22,693	12,970
Net income (loss)	(6,959)	(20,781)
Net income (loss) per common share	$(0.39)	$(1.36)

Adjusted Operating Cash Flow (1)	$92,335	$90,213
Average shares outstanding	17,923,297	15,275,867

(1)	Adjusted Operating Cash Flow is defined as operating income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment. Please refer to page 11 for a reconciliation of Adjusted Operating Cash Flow to Operating Income.
-more

     “2005 was a year of significant accomplishments from both a financial and competitive standpoint as we continued to execute on our strategic plan of growing our business while simultaneously generating increasing levels of net free cash flow and improving profitability,” said Scott C. Petersen, LodgeNet President and CEO. “We are especially pleased to report that total Guest Pay revenue and movie revenue per room per month for the quarter were both up over the same period last year. For the full year, we are also very encouraged by the progress we made in generating net free cash flow, which more than doubled, and in driving profitability, increasing operating income by 75% and reducing our net loss by two-thirds.”
     “In the fourth quarter, seasonally our weakest, we were essentially net cash flow breakeven, driven by positive per-room revenue gains and a continued focus on managing our operating costs and capital investment program,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “For the full-year, cash provided by operating activities was $64.3 million, a 6% increase over 2004, with net free cash flow of $12.8 million. We more than doubled net free cash flow from $6.3 million last year even as we grew our digital base by 120,000 rooms. Digital rooms now comprise 63% of our entire interactive room base.”
     “During 2005, we also made significant progress in deleveraging our balance sheet,” continued Ritondaro. “We ended the year with $292 million in long-term debt, a reduction of approximately $21 million over year-end 2004, which resulted in an 8% decrease in interest expense during 2005. In January, 2006 we reduced our long-term debt by an additional $10 million and presently have a long-term debt leverage ratio of 3.06 times.”
     “While we have achieved substantial success with regard to our financial goals, we also had significant market-based success,” said Petersen. “During the year, we signed contracts for an incremental 68,000 rooms; we extended our relationship with The Ritz-Carlton Hotel Company through 2011 based on our industry-leading HDTV system offering; and in December, Starwood Hotels named LodgeNet its sole preferred provider for interactive television services for its Westin, W, Sheraton and Four Points brands due in large part to our ability to execute on their sophisticated requirements for content management.”
     “We enter 2006 focused on growth, profitability and cash flow generation,” continued Petersen. “We are working to drive more revenue through enhanced marketing, new programming content such as our daily subscription Hotel SportsNet(SM) service, and through our targeted advertising initiative. We also believe we are well positioned to grow our room base with our integrated sigNETure(SM) Solutions for high-definition television, hotel marketing applications and Internet connectivity, all supported by our world class service. In addition, we remain focused on diversifying our revenue streams by continuing to develop our Healthcare initiative, now with nine facilities under contract, and by exploring other adjacent markets.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2005 VERSUS
THREE MONTHS ENDED DECEMBER 31, 2004
     Total revenue for the fourth quarter of 2005 was $67.5 million, an increase of $2.8 million, or 4.4%, compared to the fourth quarter of 2004. Revenue from Guest Pay services increased $3.6 million, or 5.8%, resulting from both a 3.7% increase in the average number of rooms in operation and by a 2.0% increase in revenue realized per average Guest Pay room. Monthly Guest Pay revenue per room was $22.00 in the fourth quarter of 2005 as compared to $21.57 for the fourth quarter of 2004. We generated this result despite having had approximately 9,000 rooms out of operation because of Hurricane Katrina. We estimate the impact from having these rooms out of service reduced Guest Pay revenue by approximately $700,000 in the fourth quarter of 2005 or approximately $0.24 per room. Movie revenue per room increased 1.8% to $16.66 this quarter as compared to $16.37 in the year earlier quarter. Revenue per room from other interactive services increased 2.7%, from $5.20 per month in the fourth quarter of 2004 to $5.34 in the current year quarter. The increase was primarily due to price changes associated with basic cable services and increased revenue from the high-speed Internet access (HSIA) services. This was offset in part by our TV Internet profitability enhancement initiative that removed poorly performing rooms from service. We estimate that the TV Internet initiative decreased revenue by approximately $325,000, or about $0.12 per room, while lowering direct operating costs by approximately $726,000.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $1.3 million, or 4.5% to $30.5 million in the fourth quarter of 2005, compared to $29.2 million in the prior year’s quarter. As a percentage of revenue, total direct costs remained flat at 45.2% in the fourth quarter of 2005 as compared to the fourth quarter of 2004.

     Guest Pay operations expenses were $8.8 million in the fourth quarter of 2005, a 1.7% increase, compared to $8.7 million in the fourth quarter of 2004. The increase was due to the 3.7% increase in the average number of rooms served, offset by decreases in general operating and insurance expenses and by greater efficiencies associated with our expanding digital room base. Guest Pay operations expenses as a percentage of revenue were 13.0% as compared to 13.4% in the fourth quarter of 2004. Per average installed room, Guest Pay operations expenses decreased 2.0% to $2.95 per month in the fourth quarter of 2005, compared to $3.01 per month in the prior year quarter.
     Selling, general and administrative expenses increased $1.0 million to $6.8 million during the current quarter compared to $5.8 million in the fourth quarter of 2004. The increase was primarily due to compensation and marketing related expenses, and the effect of legal expense recovery in 2004 of $525,000. The increase was partially offset by a reduction in engineering costs and other general administrative related expenses. SG&A as a percentage of revenue was 10.1% in the current quarter compared to 8.9% in the fourth quarter of 2004. Per average Guest Pay room, SG&A expenses were $2.28 in the fourth quarter of 2005, compared to $2.00 in the prior year quarter.
     Depreciation and amortization expenses decreased 8.0% to $17.3 million in the current year quarter versus $18.8 million in the fourth quarter of 2004. The decrease was primarily due to reductions in Guest Pay system depreciation as higher-cost assets have been fully depreciated while the cost basis of a more recently deployed Guest Pay system is lower. Per average Guest Pay room, depreciation and amortization expenses decreased 11.4% to $5.77 in the fourth quarter of 2005 compared to $6.51 in the prior year quarter. As a percentage of revenue, depreciation and amortization expenses decreased to 25.6% in the fourth quarter of 2005 from 29.0% in the fourth quarter of 2004.
     Other operating income of $758,000 in the fourth quarter included insurance proceeds associated with the Hurricane Katrina recovery of $788,000 offset by a $30,000 charge for equipment impairment.
     Interest expense decreased $194,000 to $7.2 million in the current quarter versus $7.4 million in the fourth quarter of 2004. Average debt during the fourth quarter of 2005 was $297.4 million versus $312.4 million in 2004, a decrease of $15.0 million as compared to the prior year quarter. The average interest rate was 9.5% for the fourth quarter of 2005 as compared to 9.3% in the fourth quarter of 2004. During the fourth quarter of 2005, we reduced our long-term debt by $10.4 million, of which $10.0 million was a pre-payment against our term loan.
     As a result of factors previously described, operating income increased to $4.9 million in the fourth quarter of 2005 as compared to $2.3 million in the prior year quarter. The $4.9 million included a net insurance recovery of $758,000 related to Hurricane Katrina. Adjusted Operating Cash Flow increased 1.8% to $21.4 million for the fourth quarter of 2005 compared to $21.1 million in the fourth quarter of 2004. Net loss was $(2.3) million for the fourth quarter of 2005, an improvement of $3.8 million as compared to a $(6.1) million net loss in the year earlier quarter. The net loss per share for the fourth quarter of 2005 was $(0.13) compared to a loss of $(0.34) per share in the fourth quarter of 2004.
     For the quarter, cash provided by operating activities was $12.1 million while cash used for investing activities, including growth-related capital, was $12.2 million. During the fourth quarter of 2004, cash provided by operating activities was $6.7 million while cash used for investing activities, including growth-related capital, was $13.7 million, resulting in net cash flow of $(7.0) million. During the quarter, 13,419 new digital rooms were installed compared to 27,475 new digital rooms installed during the fourth quarter of 2004, when we installed a substantial number of newly-contracted FelCor Lodging rooms. The average cost per newly installed digital room was $359 during the fourth quarter of 2005, compared to $341 for the fourth quarter of 2004. The increase in cost per room was primarily attributable to the mix of sites, which had a lower average number of rooms per site. The cost of converting a tape-based room to a digital room was $250 in the fourth quarter of 2005, compared to $263 in the same period last year.

RESULTS FROM OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2005 VERSUS
TWELVE MONTHS ENDED DECEMBER 31, 2004
     Total revenue for 2005 was $275.8 million, an increase of $9.3 million, or 3.5%, compared to 2004. Revenue from Guest Pay services increased $9.2 million, or 3.6%, resulting from a 5.1% increase in the average number of rooms in operation, and offset in part by a 1.4% decrease in revenue per average Guest Pay room. The decrease in revenue per average Guest Pay room was primarily attributable to lower movie purchases in the first three quarters, our TV Internet profitability enhancement initiative, and the impact from Hurricane Katrina. We estimate the impact from having rooms out of service due to the Hurricane reduced Guest Pay revenue in 2005 by approximately $1.1 million or $0.09 per room. The TV Internet initiative, which removed poorly performing rooms from service, is estimated to have reduced revenue by approximately $1.4 million or $0.15 per average Guest Pay room, while lowering direct operating costs by approximately $2.9 million.
     Movie revenue per room decreased 2.2% to $17.00 this year as compared to $17.39 in the prior year. Monthly Guest Pay revenue per room was $22.53 in 2005 as compared to $22.86 in 2004. Revenue per room from other interactive services increased 1.1%, from $5.47 per month in 2004 to $5.53 in the current year. The increase was primarily due to price changes associated with basic cable services and increased revenue from the high-speed Internet access (HSIA) services.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $4.0 million, or 3.4% to $123.2 million in 2005, compared to $119.2 million in the prior year. As a percentage of revenue, total direct costs remained flat at 44.7% in 2005 as compared to 2004. Guest Pay direct costs as a percentage of Guest Pay revenue decreased to 44.5% for 2005 as compared to 44.7% last year while costs related to HSIA equipment sales increased over 2004.
     Guest Pay operations expenses were $35.1 million in 2005, a 4.4% increase, compared to $33.6 million last year. The increase was primarily due to the 5.1% increase in the average number of rooms served and other increased costs such as labor, property taxes, freight, fuel and other vehicle related costs. These increases were offset in part by greater efficiencies associated with an expanding digital room base. Guest Pay operations expenses as a percentage of revenue were 12.7% as compared to 12.6% in 2004. Per average installed room, Guest Pay operations expenses decreased to $2.96 per month in 2005, compared to $2.97 per month in the prior year.
     Selling, general and administrative expenses increased $1.8 million or 7.6%, to $25.4 million during the current year as compared to $23.6 million in 2004. The increase was primarily due to higher compensation, benefits and marketing expenses, and the effect of a legal expense recovery in 2004 of $525,000. The increases were partially offset by a reduction in engineering costs, telecommunication expenses, and recoveries from previously written-off bad debts. SG&A as a percentage of revenue was 9.2% in the current year compared to 8.9% in 2004. Per average Guest Pay room, SG&A expenses were $2.14 in 2005, compared to $2.09 in the prior year.
     Depreciation and amortization expenses decreased 9.3% to $69.9 million in the current year versus $77.0 million in 2004. The decrease was driven by reductions in Guest Pay system depreciation as higher-cost assets have been fully depreciated while the cost basis of a more recently deployed Guest Pay system is lower. The average investment for a new digital room installation was $340 in 2005 as compared to $364 in 2004. Per average Guest Pay room, depreciation and amortization expenses decreased 13.7% to $5.88 in 2005 compared to $6.81 in the prior year. As a percentage of revenue, depreciation and amortization expenses decreased to 25.3% in 2005 from 28.9% in 2004.
     Other operating income of $508,000 in 2005 included insurance proceeds associated with the Hurricane Katrina recovery of $788,000 offset by a $280,000 charge for equipment impairment.
     Interest expense decreased $2.5 million to $29.4 million in the current year versus $31.9 million in 2004. Average debt during 2005 was $302.1 million versus $339.8 million in 2004, a decrease of $37.7 million. During 2005, we made payments of $20.5 million on our long-term debt, of which $19.0 million were pre-payments on our term loan. The average interest rate was 9.4% for 2005 as compared to 9.3% in 2004.

     As a result of factors previously described, operating income increased 75.0% to $22.7 million in 2005 as compared to $13.0 million in the prior year. The $22.7 million included a net insurance recovery of $508,000 related to the Hurricane Katrina impact. Adjusted Operating Cash Flow increased 2.4% to $92.3 million for 2005 compared to $90.2 million in 2004. Net loss was $(7.0) million for 2005, an improvement of $13.8 million as compared to a $(20.8) million net loss in the previous year. The net loss per share for 2005 was $(0.39) compared to a net loss of $(1.36) per share in 2004.
     Cash provided by operating activities for 2005 was $64.3 million while cash used for investing activities, including growth-related capital, was $51.5 million, resulting in net free cash flow of $12.8 million. During 2004, cash provided by operating activities was $60.6 million while cash used for investing activities, including growth-related capital, was $54.3 million, resulting in net free cash flow of $6.3 million. Cash on the balance sheet as of December 31, 2005 was $20.7 million versus $25.0 million as of December 31, 2004. In 2005, 71,731 new digital rooms were installed compared to 75,932 new digital rooms installed in 2004. The average cost per newly installed digital room decreased 6.6% to $340 during 2005, compared to $364 during 2004. The cost of converting a tape-based room to a digital room decreased 7.8% to $262 for 2005, compared to $284 in 2004
2006 Outlook
     For the first quarter of 2006, LodgeNet expects to report revenue in a range from $68.0 million to $70.0 million and operating income from $5.0 million to $6.0 million. Adjusted Operating Cash Flow is expected to be in a range from $22.5 million to $23.5 million. Net loss is expected to be $(2.0) million to $(1.0) million or earnings per share of $(0.11) to $(0.05).
     For the full year 2006, LodgeNet expects to report revenue in the range of $285.0 million to $293.0 million and operating income from $24.5 million to $28.0 million. Adjusted Operating Cash Flow is expected to be in a range from $94.0 million to $97.5 million. Net loss/income is expected to be $(1.0) million to $2.5 million or income/loss per share of $(0.06) to $0.13.
     The Company will hold a conference call on Thursday, February 9, 2006 at 4:00pm CDT. A live webcast of the teleconference will also be available via the Internet at the InterCall website http://audioevent.mshow.com/288404/. The webcast will be archived at that site for one month and can be accessed via LodgeNet’s website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.
About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world’s largest provider of interactive television and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, music and music videos, on-demand videogames, Internet on television, and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive guest pay rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2005 approximately 300 million travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to medical care facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, including the effects of international crises, acts of terrorism and public health issues, competition, demand for our products and services, programming availability, timeliness and quality, technological developments by competitors, developmental costs, difficulties and delays, relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, potential effects of litigation, risks of expansion into new markets, risks related to the security of our data systems, and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Entertainment Corporation and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$20,742	$24,995
Accounts receivable, net	29,617	28,031
Prepaid expenses and other	2,629	1,959

Total current assets	52,988	54,985

Property and equipment, net	199,882	212,659
Debt issuance costs, net	7,423	9,330
Intangible assets, net	2,007	4,628
Other assets	772	1,434

Total assets	$263,072	$283,036

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$16,036	$16,807
Current maturities of long-term debt	2,749	2,543
Accrued expenses	15,322	12,738
Deferred revenue	5,143	4,364

Total current liabilities	39,250	36,452

Long-term debt	289,251	309,748
Other long-term liability	2,541	3,154
Derivative instruments	2,263	5,800

Total liabilities	333,305	355,154

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 18,165,643 and 17,625,364 shares outstanding at December 31, 2005 and 2004, respectively	182	176
Additional paid-in capital	232,327	226,986
Accumulated deficit	(304,307)	(297,348)
Accumulated other comprehensive income (loss)	1,565	(1,932)

Total stockholders’ deficiency	(70,233)	(72,118)

Total liabilities and stockholders’ deficiency	$263,072	$283,036

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Years Ended December 31,
	2005	2004	2003
Revenues:
Guest Pay	$267,754	$258,571	$243,732
Other	8,017	7,870	6,417

Total revenues	275,771	266,441	250,149

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	119,180	115,577	108,916
Other	4,048	3,616	3,031
Operating expenses:
Guest Pay operations	35,117	33,637	31,597
Selling, general and administrative	25,379	23,596	21,646
Depreciation and amortization	69,862	77,045	78,459
Other operating income, net	(508)	—	—

Total costs and operating expenses	253,078	253,471	243,649

Income from operations	22,693	12,970	6,500

Other Income and Expenses:
Investment gain	—	—	250
Write-off of debt issuance costs	(272)	(810)	(7,061)
Interest expense	(29,351)	(31,891)	(34,239)
Other income (expense)	421	(629)	(43)

Loss before income taxes	(6,509)	(20,360)	(34,593)
Provision for income taxes	(450)	(421)	(459)

Net loss	$(6,959)	$(20,781)	$(35,052)

Net loss per common share (basic and diluted)	$(0.39)	$(1.36)	$(2.80)

Weighted average shares outstanding (basic and diluted)	17,923,297	15,275,867	12,512,725

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Years Ended December 31,
	2005	2004	2003
Operating activities:
Net loss	$(6,959)	$(20,781)	$(35,052)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	69,862	77,045	78,459
Investment gains	—	—	(250)
Reserve for long-term notes receivable	—	1,000	—
Loss on early retirement of debt	272	810	2,477
Non-cash stock compensation	288	198	—
Gain due to Katrina	(788)	—	—
Non-cash operating expense due to Katrina	280	—	—
Insurance proceeds related business interruption	388	—	—
Change in operating assets and liabilities:
Accounts receivable	(1,542)	218	499
Prepaid expenses and other	(855)	160	580
Accounts payable	(786)	1,766	2,120
Accrued expenses and deferred revenue	3,262	(120)	(162)
Other	863	318	(108)

Net cash provided by operating activities	64,285	60,614	48,563

Investing activities:
Property and equipment additions	(51,855)	(54,917)	(52,868)
Insurance proceeds related to property damage	400
Note receivable repayments (advances)	—	567	(1,000)
Proceeds from affiliates, net	—	—	250

Net cash used for investing activities	(51,455)	(54,350)	(53,618)

Financing activities:
Proceeds from long-term debt	—	—	200,000
Proceeds from lease transaction	1,022	—	—
Repayment of long-term debt	(20,500)	(48,500)	(158,301)
Payment of capital lease obligations	(1,421)	(1,122)	(1,052)
Borrowings under revolving credit facility	—	13,000	30,500
Repayments of revolving credit facility	—	(20,000)	(57,500)
Debt issuance costs	—	(838)	(7,902)
Proceeds from sale of interest rate swap	—	3,052	—
Proceeds from issuance of common stock, net of offering costs	—	66,720	—
Exercise of stock options	4,613	4,451	1,402
Change in other long-term liability	(846)	(995)	(779)

Net cash (used for) provided by financing activities	(17,132)	15,768	6,368

Effect of exchange rates on cash	49	191	352

Increase (decrease) in cash and cash equivalents	(4,253)	22,223	1,665
Cash and cash equivalents at beginning of period	24,995	2,772	1,107

Cash and cash equivalents at end of period	$20,742	$24,995	$2,772

LodgeNet Entertainment Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	December 31,
	2005	2004
Revenues:
Guest Pay	$65,741	$62,128
Other	1,781	2,551

Total revenues	67,522	64,679

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	29,743	27,747
Other	772	1,460
Operating expenses:
Guest Pay operations	8,805	8,657
Selling, general and administrative	6,819	5,773
Depreciation and amortization	17,254	18,753
Other operating income, net	(758)	—

Total costs and operating expenses	62,635	62,390

Income from operations	4,887	2,289

Other Income and Expenses:
Interest expense	(7,218)	(7,412)
Other income (expense)	163	(816)

Loss before income taxes	(2,168)	(5,939)
Provision for income taxes	(117)	(138)

Net loss	$(2,285)	$(6,077)

Net loss per common share (basic and diluted)	$(0.13)	$(0.34)

Weighted average shares outstanding (basic and diluted)	18,101,996	17,623,183

LodgeNet Entertainment Corporation and Subsidiaries	Five Quarter Summary
Room Base Statistics	4th Qtr ‘05	3rd Qtr ‘05	2nd Qtr ‘05	1st Qtr ‘05	4th Qtr ‘04
Total Rooms Served (1) (4)	1,053,806	1,038,529	1,051,010	1,043,278	1,034,605

Total Guest Pay Interactive Rooms (2) (4)	1,001,929	985,378	995,507	986,024	974,798
Total Digital Rooms (3)	629,085	592,212	572,815	540,967	508,979
Percent of Total GP Interactive Rooms	62.8%	60.1%	57.5%	54.9%	52.2%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$16.66	$18.01	$16.89	$16.42	$16.37
Other Interactive Service Revenue	5.34	5.87	5.49	5.44	5.20

Total Guest Pay Revenue Per Room	$22.00	$23.88	$22.38	$21.86	$21.57

Summary Operating Results
(Dollar amounts in thousands)

Total Revenue	$67,522	$74,145	$68,115	$65,989	$64,679
Adjusted Operating Cash Flow (5)	$21,441	$24,777	$24,024	$22,093	$21,072
Operating Income	$4,887	$7,685	$6,078	$4,043	$2,289
Net Income (Loss)	$(2,285)	$585	$(1,655)	$(3,604)	$(6,077)

Cash Provided by Operating Activities	$12,088	$18,957	$15,027	$18,213	$6,737
Cash Used for Investing Activities	$12,223	$11,128	$15,551	$12,553	$13,658

SG&A as Percent of Total Revenue	10.1%	8.4%	9.2%	9.2%	8.9%
Operating Income Margin	7.2%	10.4%	8.9%	6.1%	3.5%

Reconciliation of Adjusted Operating Cash Flow to Operating Income
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$21,441	$24,777	$24,024	$22,093	$21,072
Depreciation and Amortization	(17,254)	(16,728)	(17,888)	(17,992)	(18,753)
Share Based Compensation	(58)	(114)	(58)	(58)	(30)
Other Operating Income (Loss)	758	(250)	—	—	—

Operating Income	$4,887	$7,685	$6,078	$4,043	$2,289

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

[3]	Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.

[4]	As a result of hurricanes Katrina and Rita, room count was reduced by 20,693 rooms for Q3 of 2005 and by 8,195 rooms for Q4

2005.

[5]	Adjusted Operating Cash Flow, which is defined as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment.